SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
___________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	August 5, 2011

VARIAN MEDICAL SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7598	94-2359345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Hansen Way, Palo Alto, CA	94304-1030
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(650) 493-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 5, 2011, the Board of Directors of Varian Medical Systems, Inc. (the “Company”) increased the number of directors constituting the Board of Directors from nine to ten and appointed David J. Illingworth to fill the vacancy so created and will serve for a term expiring at the Company’s 2012 Annual Meeting of Stockholders, whereupon he will be eligible for nomination for re-election.   It was not immediately determined on which committees of the Board of Directors Mr. Illingworth would serve.

In accordance with the Company’s current program for compensation of non-employee directors Mr. Illingworth will receive a prorated portion of the annual cash retainer of $45,000 and $2,000 for each Board of Directors meeting attended ($1,000 if the Board meeting was an in-person meeting and the director attended by telephone or video conference). Additionally, pursuant to the Company’s Second Amended and Restated 2005 Omnibus Stock Plan, Mr. Illingworth will receive a grant of a non-qualified option for 5,000 shares of the Company’s common stock and a grant of deferred stock units having a fair market value on the date of grant of $100,000, based on the fair market value (i.e., the closing price) of the Company’s common stock at the time of the Company’s 2012 Annual Meeting of Stockholders if he continues as a director (and similar awards at subsequent annual meetings).

The Company has issued a press release regarding Mr. Illingworth’s appointment to the Board of Directors. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.
99.1	Press Release dated August 5, 2011 announcing the appointment of David J. Illingworth to the Board of Directors of Varian Medical Systems, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Varian Medical Systems, Inc.
By:	/s/ JOHN W. KUO
Name:	John W. Kuo
Title:	Corporate Vice President, General Counsel and Secretary
Dated:  August 5, 2011

EXHIBIT INDEX

Number	Exhibit

99.1	Press Release dated August 5, 2011 announcing the appointment of David J. Illingworth to the Board of Directors of Varian Medical Systems, Inc.